UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                               (Amendment No. __)*


                      Keystone Automotive Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    49338N109
                    ----------------------------------------
                                 (CUSIP Number)





                                  July 26, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 49338N109                     13G           PAGE 2 OF 5 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Chilton Investment Company, Inc.
        13-3667517
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [X]
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
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                        5       SOLE VOTING POWER

                                796,278
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   796,278
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          796,278
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No. 49338N109                     13G           PAGE 3 OF 5 PAGES
-----------------------------                       ---------------------------


Item 1(a).        Name of Issuer.
                   KEYSTONE AUTOMOTIVE INDUSTRIES, INC.


Item 1(b).        Address of Issuer's Principal Executive Offices.
                   700 East Bonita Avenue
                   Pomona, California  91767


Item 2(a).        Names of Persons Filing.
                   Chilton Investment Company, Inc


Item 2(b).        Address of Principal Business Office or, if none, Residence.
                   1266 East Main Street, 7th Floor
                   Stamford, CT 06902


Item 2(c).        Citizenship.
                   State of Delaware

Item 2(d).        Title of Class of Securities.

                   Common Stock


Item 2(e).        CUSIP Number
                     49338N109

Item 3.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ]   Broker or dealer registered under Section 15 of the Exchange
Act.

        (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [ ]   Insurance company as defined in Section 3(a)(19) of the
Exchange Act.

        (d) [ ]   Investment company registered under Section 8 of the
Investment Company Act.

        (e) [ ]   An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

        (f) [ ]   An employee benefit plan or endowment fund in accordance with
Rule 13d-1(b)(1)(ii)(F);

        (g) [ ]   A parent holding company or control person in accordance with
Rule 13d-1(b)(1)(ii)(G);

        (h) [ ]   A savings association as defined in Section 3(b) of the
Federal Deposit Insurance Act;

        (i) [ ]   A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 49338N109                     13G           PAGE 4 OF 5 PAGES
-----------------------------                       ---------------------------

Item 4.           Ownership.

                  (a) Amount beneficially owned:  796,278 shares

                  (b) Percent of class:   5.5%

                  (c) Number of shares as to which the person has:

                       (i)   Sole power to vote or to direct the vote: 796,278
                       (ii)  Shared power to vote or to direct the vote: 0
                       (iii) Sole power to dispose or to direct the
                              disposition of: 796,278
                       (iv)  Shared power to dispose or to direct
                              the disposition of: 0


Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benficial owner of more than five percent of the class of sercurities, check the following [ ].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                     Inapplicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                     Inapplicable.


Item 8.           Identification and Classification of Members of the Group.

                     Inapplicable.


Item 9.           Notice of Dissolution of Group.

                     Inapplicable.


Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 49338N109                     13G           PAGE 5 OF 5 PAGES
-----------------------------                       ---------------------------


                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 6, 2002


                                          CHILTON INVESTMENT COMPANY, INC.



                                           By:  /s/ Norman B. Champ III
                                                --------------------------------
                                                Name:  Norman B. Champ III
                                                Title: Managing Director